EXHIBIT 99.1

Monarch Casino & Resort Reports Third Quarter 2020 Financial Results; Record Setting Quarterly EBITDA of $20.7 Million

RENO, Nev., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the third quarter ended September 30, 2020, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Increase/ (Decrease)	2020	2019	(Decrease)
Net revenue	$59,869	$65,585	(8.7%)	$126,036	$187,086	(32.6%)

Adjusted EBITDA(1)	20,664	17,351	19.1%	29,263	47,545	(38.5%)

Net income	$10,745	$9,326	15.2%	$8,418	$25,620	(67.1%)

Basic earnings per share	$0.59	$0.52	13.5%	$0.46	$1.42	(67.6%)
Diluted earnings per share	$0.57	$0.50	14.0%	$0.44	$1.37	(67.9%)

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our business continued its recovery throughout the third quarter of 2020 as we grew gaming revenue 9%, strengthened adjusted EBITDA margins to 34.5%, and delivered all-time record quarterly adjusted EBITDA of $20.7 million. Third quarter net revenue declined 9% as capacity and other COVID-related constraints impacted visitation and our ability to offer our guests a full range of services and amenities, particularly in hotel and food and beverage. However, operating under COVID restrictions gave us an opportunity to streamline our cost structure and achieve operational efficiencies, resulting in strong adjusted EBITDA and adjusted EBITDA margin.

“At Atlantis, our increased gaming revenue was driven by strong rated guest visits and spending per visit, as well as our ability to operate a full range of casino games. We continued to increase market share to a new record, as guests responded favorably to our safety protocols. Guests also appreciated our decision to bring back, to the greatest extent possible, key amenities.

“Monarch Casino Black Hawk gaming visitation was also strong throughout the third quarter, but revenue was negatively impacted by the lack of table games, for which the state-mandated closure was lifted on September 11th. Looking ahead, we are eagerly anticipating the ballot result of Amendment 77 to the Colorado Constitution on November 3, 2020, which would allow the city of Black Hawk to increase the $100 bet limit and approve new games such as Baccarat and Pai-Gow Tiles. If Amendment 77 passes, those changes could take effect as early as May 1, 2021 and would have a material positive impact on our gaming revenue at Monarch Casino Resort Black Hawk.

“We are nearing the finish line of our construction project in Black Hawk. We anticipate opening the expanded Monarch Casino Resort Spa Black Hawk in the fourth quarter of 2020, with operations ramping up throughout 2021. We are confident that the expanded casino, new hotel and enhanced amenities will be received very favorably by our guests.

“As always, we are dedicated to providing guests with the unmatched service they have come to expect at a Monarch property. Despite the challenges faced in 2020, our operational execution was solid and it demonstrated the competence, dedication and sacrifice of the entire Monarch team. Our guests have been extraordinarily patient and loyal as we navigate the ever-changing operating environment since our properties re-opened.

“During the quarter, we amended and increased the principal amount of our credit facility. We believe that our strong balance sheet positions Monarch for future growth and will allow us to take advantage of acquisition opportunities as they present themselves.”

Summary of 2020 Third Quarter Operating Results
For the 2020 third quarter, consolidated net revenue of $59.9 million represented a decrease of 8.7% from $65.6 million in the prior year. Casino revenues increased 9.1% year-over-year while food and beverage (“F&B”) and hotel revenues decreased 30.0% and 33.1%, respectively. Casino revenues grew as pent-up demand from our guests resulted in increased spending per visit, particularly at the Atlantis, and the Company grew market share at both properties. F&B and hotel revenues declined as a result of capacity and other regulatory limitations which remain in effect in Reno and Black Hawk due to the ongoing pandemic.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2020 were $15.9 million compared to $17.9 million in the prior-year period, driven primarily by a decrease in promotional expense, as well as a decrease in repairs and maintenance expense. As a percentage of net revenue, SG&A expense decreased to 26.5% from 27.3% in the prior year period. Casino operating expense as a percentage of casino revenue decreased to 28.3% during the third quarter of 2020 from 34.2% in the prior-year period primarily as a result of targeted cost cutting measures along with higher casino revenue at Atlantis. F&B operating expense as a percentage of F&B revenue decreased to 75.1% during the third quarter of 2020 from 79.4% in the prior year period primarily as a result of a lower cost of goods sold. Hotel operating expense as a percentage of hotel revenue increased to 42.3% compared to 34.8%, primarily due to higher labor costs as a result of an increase in housekeeping wages and lower average daily rate, compared to prior year.

The Company generated consolidated adjusted EBITDA of $20.7 million in the third quarter of 2020, a quarterly record and an increase of $3.3 million, or 19.1%, over the same period a year ago. Net income and diluted EPS for the quarter increased 15.2% and 14.0%, respectively, compared to same period a year ago. The increase in adjusted EBITDA, net income and diluted EPS in the quarter was primarily a result of strong casino performance at Atlantis as well as lower overall expenses across the business given lower amenity offerings due to ongoing regulatory restrictions and an overall reduction in the number of employees.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through September 30, 2020	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$33	$1 - $3	Exterior Completed Interior 4Q20
Total Existing Facility	$110 - $112	$109	$1 - $3

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$260	$4 - $9	4Q20
Other	$8 - $10	$10	-
Total Expansion (4)	$320 - $330	$321	$4 - $9
Total Cost (4)	$430 - $442	$430	$5 - $12

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, additional work to tie the two buildings together, completed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Fourth Amended Credit Facility”).
(4) As previously disclosed, the Company is in litigation with its Monarch Casino Black Hawk contractor, PCL Construction Services, Inc., which has asserted damage claims against Monarch that also include the impact of claims from certain subcontractors. The amounts set forth by the Company in this table are exclusive of these additional damage amounts as such amounts are disputed by Monarch and also do not reflect counterclaims Monarch has asserted. Monarch is defending the claims and pursuing the counterclaims vigorously.

The Company expects to open the expanded Monarch Casino Resort Spa Black Hawk in the fourth quarter of 2020.

Credit Facility and Liquidity
Capital expenditures of $13.7 million in the third quarter of 2020 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital spending at the Company’s two properties. Capital expenditures during the quarter were funded from free cash flow. Total outstanding debt as of September 30, 2020 was $185 million. On September 3, 2020, Monarch and its lenders entered into an amended and restated credit agreement, which extended the maturity date of the Company’s Amended Credit Facility to September 3, 2023. In addition, it increased the aggregate principal amount of the facility from $241.3 million to $270.0 million (including a $200 million term loan and a $70 million revolving credit facility) and provides an option to increase the facility by up to an additional $75 million.

The Company capitalized $1.8 million and $1.7 million of interest expense in the third quarters of 2020 and 2019, respectively.

Monarch continues to believe that the cash in its interest-bearing money market account and the $70.0 million available under its revolving credit facility as of September 30, 2020 will be sufficient to fund all remaining costs related to the completion of the Monarch Casino Resort Spa Black Hawk expansion and the Company’s ongoing capital expenditures at Atlantis.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our expectations regarding the ballot results of Amendment 77 to the Colorado Constitution and the potential impact of the passage of Amendment 77 on gaming revenue at Monarch Casino Black Hawk; (ii) our expectations regarding the return to normalized operations; (iii) our beliefs regarding the sufficiency of our cash and other resources; (iv) our beliefs regarding the effectiveness of the actions we've taken with respect to COVID-19 and the quality of our properties as key factors in Monarch's long-term success; (v) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses, cash flow, liquidity and leverage) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (vi) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk (including the timing of the opening of the expanded Monarch Casino Resort Spa Black Hawk and ramp up of operations); (vii) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Casino Black Hawk; and (viii) our expectations regarding our future position in, and share of, the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to negotiate relief options and necessary amendments to our Amended Credit Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 12 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 516 guest rooms and suites, an upscale year-around spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues
Casino	$37,292	$34,169	$74,267	$95,981
Food and beverage	12,835	18,341	30,491	54,026
Hotel	6,613	9,878	14,502	27,192
Other	3,129	3,197	6,776	9,887
Net revenues	59,869	65,585	126,036	187,086

Operating expenses
Casino	10,566	11,674	22,836	33,831
Food and beverage	9,635	14,566	24,954	42,885
Hotel	2,796	3,437	6,694	10,014
Other	1,249	1,699	3,120	4,913
Selling, general and administrative	15,856	17,885	41,920	50,843
Depreciation and amortization	3,891	3,686	11,544	10,984
Other operating items, net	2,448	1,115	4,910	1,739
Total operating expenses	46,441	54,062	115,978	155,209
Income from operations	13,428	11,523	10,058	31,877

Income before income taxes	13,428	11,523	10,058	31,877
Provision for income taxes	(2,683)	(2,197)	(1,640)	(6,257)
Net income	$10,745	$9,326	$8,418	$25,620

Earnings per share of common stock
Basic	$0.59	$0.52	$0.46	$1.42
Diluted	$0.57	$0.50	$0.44	$1.37

Weighted average number of common shares and potential common shares outstanding
Basic	18,218	18,056	18,186	17,997
Diluted	18,861	18,709	18,823	18,665

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$30,526	$60,539
Receivables, net	5,283	5,458
Income taxes receivable	-	185
Inventories	7,348	6,735
Prepaid expenses	7,109	6,238
Total current assets	50,266	79,155
Property and equipment
Land	30,769	30,769
Land improvements	7,856	7,842
Buildings	193,235	193,235
Buildings improvements	32,000	31,986
Furniture and equipment	149,412	152,461
Construction in progress	314,888	285,789
Right of use assets	14,977	15,574
Leasehold improvements	3,848	3,848
	746,985	721,504
Less accumulated depreciation and amortization	(226,562)	(220,021)
Net property and equipment	520,423	501,483
Other assets
Goodwill	25,111	25,111
Intangible assets, net	663	1,538
Deferred income taxes	2,683	2,683
Other assets, net	-	908
Total other assets	28,457	30,240
Total assets	$599,146	$610,878
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$10,000	$20,000
Accounts payable	11,282	17,037
Construction accounts payable	1,393	7,528
Accrued expenses	34,634	34,109
Income taxes payable	1,454	-
Short-term lease liability	800	791
Total current liabilities	59,563	79,465
Long-term lease liability	14,189	14,797
Long-term debt, net	171,864	175,415
Total liabilities	245,616	269,677
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,260,072 outstanding at September 30, 2020;
18,141,383 outstanding at December 31, 2019
Additional paid-in capital	37,466	35,215
Treasury stock, 836,228 shares at September 30, 2020; 954,917 shares at	(11,117)	(12,777)
December 31, 2019
Retained earnings	326,990	318,572
Total stockholders' equity	353,530	341,201
Total liabilities and stockholders' equity	$599,146	$610,878

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net (loss) income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA (1)	$20,664	$17,351	$29,263	$47,545
Expenses:
Stock based compensation	(897)	(1,027)	(2,751)	(2,945)
Depreciation and amortization	(3,891)	(3,686)	(11,544)	(10,984)
Provision for income taxes	(2,683)	(2,197)	(1,640)	(6,257)
Pre-opening expenses (2)	(951)	(953)	(1,941)	(1,577)
Construction litigation expenses (2)	(456)	(162)	(788)	(162)
COVID-19 expenses (2) (3)	(396)	-	(684)	-
CO legislation lobbying expenses (2)	(550)	-	(1,397)	-
Loss on disposition of assets (2)	(95)	-	(100)	-
Net income	$10,745	$9,326	$8,418	$25,620

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the “Other operating items, net” in the Consolidated Statements of Income.
(3)	Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.